DISCLAIMER: THE CITY OF LOS ANGELES HAS NOT PREPARED OR REVIEWED THIS PROSPECTUS SUPPLEMENT AND IS NOT RESPONSIBLE FOR ITS CONTENTS. THE CITY OF LOS ANGELES DOES NOT GUARANTEE THE COMPLETENESS OR ACCURACY OF THE INFORMATION PRESENTED HEREIN.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 19, 2001)

                                  $308,600,000
                         PRINCIPAL AMOUNT PLUS INTEREST
                               LIQUIDITY FACILITY
                                       OF
                         FGIC SECURITIES PURCHASE, INC.
                                  IN SUPPORT OF
                    THE CITY OF LOS ANGELES WASTEWATER SYSTEM
                SUBORDINATE REVENUE BONDS VARIABLE RATE REFUNDING
          SERIES 2001-A, SERIES 2001-B, SERIES 2001-C AND SERIES 2001-D

Date of the bonds:  Date of Delivery                      Due: December 1, 2031

                            -------------------------

         LIQUIDITY FACILITY: We are providing a liquidity facility in the form of a standby bond purchase agreement for each series of the bonds described in this prospectus supplement. Each standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

         TERMS OF THE BONDS: The bonds will constitute subordinate revenue obligations of the City of Los Angeles, California, issued pursuant to the Charter of the City of Los Angeles and the California Government Code, Sections 53570 et seq. The bonds are payable solely from and secured solely by a subordinated lien on and pledge of certain revenues and other moneys of the City. The bonds are subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this prospectus supplement.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Our obligations under the standby bond purchase agreements are not being sold separately from the bonds. The bonds are being sold under a separate disclosure document. Our obligations may not be traded separately from the bonds. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of bonds purchased by us.

         Unless the context otherwise requires, the terms "company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information under the heading "THE COMPANY," located in the prospectus accompanying this prospectus supplement.

-----------------------------------------------------------------------------------------------------------------------

     UBS PAINEWEBBER INC.                JPMORGAN               STONE & YOUNGBERG LLC         THE CHAPMAN COMPANY
     Series 2001-A Bonds            Series 2001-B Bonds          Series 2001-C Bonds          Series 2001-D Bonds

-----------------------------------------------------------------------------------------------------------------------

           The date of this prospectus supplement is October 29, 2001.

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and UBS PaineWebber Inc., J.P. Morgan Securities Inc., Stone & Youngberg LLC and The Chapman Company, the underwriters of the bonds, have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

         We are providing you with this prospectus supplement to furnish information regarding our obligations under four liquidity facilities each in the form of a standby bond purchase agreement in support of $308,600,000 aggregate principal amount of the City of Los Angeles Wastewater System Subordinate Revenue Bonds Variable Rate Refunding, Series 2001-A, Series 2001-B, Series 2001-C and Series 2001-D, which will be issued on or about November 7, 2001, by the City of Los Angeles, California, issued pursuant to the Charter of the City of Los Angeles and the California Government Code, Sections 53570 et seq, and which will be governed by the terms of a subordinate general bond resolution adopted by the Council of the City on May 6, 1991, as amended and supplemented, and the fifth supplemental resolution adopted by the Council of the City on October 26, 2001. Owners of the bonds will have the right to tender, or in certain cases be required to tender, the bonds. U. S. Bank Trust National Association will act as paying agent, the entity responsible for accepting tender notices and tendered bonds. The remarketing agents, and any successors, will be obligated to use their best efforts to remarket the bonds. We will enter into a separate standby bond purchase agreement with the paying agent with respect to each series of the bonds, which will obligate us under certain circumstances to purchase unremarketed bonds from holders optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement with General Electric Capital Corporation, which will irrevocably obligate GE Capital to loan funds to us as needed to purchase bonds. Our obligations under each standby bond purchase agreement will expire five years from the date of delivery of the bonds unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

         GE Capital has the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement, subject only to confirmation from the applicable rating agency that the assignment will not result in a lower credit rating of the obligations. This means that GE Capital will be released of all liabilities and obligations under any standby loan agreement which it has assigned. Our obligations under each standby bond purchase agreement will expire five years from the date of delivery of the bonds unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

                            DESCRIPTION OF THE BONDS

GENERAL

         The bonds will be issuable as fully-registered bonds and, when delivered, will be registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"). DTC will act as securities depository for the bonds. Ownership interests in the bonds may be purchased in book-entry form only. So long as DTC or its nominee is the owner of the bonds, principal, redemption premium, if any, and purchase price of and interest on the bonds will be made as described in "Book-Entry Only System" below.

         The bonds will be dated the date of delivery and will initially bear interest in the long mode at the long rate. Interest on the bonds will initially be paid on October 31, 2002, the last day of the initial long mode. On October 31, 2002, the interest rate mode will automatically convert to the weekly mode, and the bonds will not be subject to mandatory tender, unless a different interest rate mode is selected by the City. In the weekly mode, interest on the bonds will be payable on the first business day of each month. At the City's discretion, bonds may bear interest from time to time at: a daily rate during a daily rate period; a weekly rate during a weekly rate period; bond interest term rates during a short-term rate period; a long rate during a long period; or a fixed interest rate, as more fully described below. Each series may bear interest calculated pursuant to a different interest rate (which may be the daily rate, weekly rate, short-term rate or long rate, as described herein) or at a fixed interest rate; provided, however, that all bonds of the same series must bear the same type of interest rate.

         Interest will be computed, in the case of a daily rate period, weekly rate period or a short-term rate period, on the basis of a 365 or 366-day year, as appropriate, for the actual number of days elapsed, and, in the case of a long period or fixed interest rate, on the basis of a 360-day year consisting of twelve 30-day months. When any of the bonds bear interest at a daily rate, weekly rate or bond interest term rates, the authorized denominations will be $100,000 and any integral multiple of $100,000, and when any of the bonds bear interest at a long rate or fixed interest rate, the authorized denominations will be $5,000 and any integral multiple of $5,000.

         A daily rate period means each period during which a daily rate is in effect; and daily rate means any rate of interest payable with respect to any series of the bonds established for a daily rate period in accordance with the paying agent agreement.

         A weekly rate period means each period during which a weekly rate is in effect; and weekly rate means any rate of interest payable with respect to any series of the bonds established for a weekly rate period in accordance with the paying agent agreement.

         A short-term rate period means each period, comprised of bond interest terms, during which bond interest term rates are in effect.

         A bond interest term means, with respect to bonds of the appropriate series, a period established in accordance with the paying agent agreement during which such series bears interest at bond interest term rate; and bond interest term rates means, with respect to each series of the bonds, term, non-variable interest rates established in accordance with the paying agent agreement.

         A long period means each period during which a long rate is in effect; and long rate means a rate of interest with respect to any series of the bonds established for a long rate, adjusted at intervals determined by the applicable remarketing agent in accordance with the paying agent agreement.

         A fixed interest rate means an annual rate of interest payable with respect to any series of the bonds established to maturity pursuant to the paying agent agreement.

         Interest on the bonds will be payable by the fiscal agent on an interest payment date which means: with respect to the daily rate period or the weekly rate period, the first business day of each month; with respect to any short-term rate period, the day next succeeding the last day of each bond interest term; with respect to any long period or period in which the applicable bonds bear a fixed interest rate, each June 1 and December 1 (subject to holidays and except with respect to the bonds initially bearing interest at the long rate, which interest will be payable at the end of such initial period); with respect to each interest rate period, the day next succeeding the last day thereof (or the day next succeeding the day that would have been the last day of such interest rate period had certain events specified in the paying agent agreement, including failure to obtain a favorable opinion of bond counsel when required, not occurred); and with respect to bonds owned by us, the dates provided in the applicable standby bond purchase agreement. Business day means a day other than a day on which banks located in the City of New York, New York or the cities in which the respective principal offices of the fiscal agent, the paying agent, the applicable remarketing agent or the liquidity provider are located, are required or authorized by law or executive order to close, and on which the New York Stock Exchange is open. Interest rate period means any of the daily rate period, the weekly rate period, the short-term rate period and the long period.

         The terms of the bonds will be divided into consecutive interest rate periods selected by the City. Except as otherwise provided in the paying agent agreement and the applicable liquidity facility with respect to bonds owned by us, the bonds will bear interest from and including the interest accrual date immediately preceding the date of authentication thereof, or, if such date of authentication will be an interest accrual date to which interest on the bonds has been paid in full or duly provided for or the date of initial authentication of the bonds, from such date of authentication; provided, however, that if, as shown by the records of the paying agent, interest on any series of bonds will be in default, bonds issued in exchange for bonds surrendered for registration or transfer or exchange will bear interest from the date to which interest has been paid in full on such exchanged bonds or, if no interest has been paid on such bonds, from the date of the first authentication thereof. Interest accrual date means: with respect to any daily rate period or weekly rate period, the first day thereof and, thereafter, the first business day of each month during that daily rate period or weekly rate period; with respect to each bond interest term within a short-term period, the first day thereof; and with respect to any long period or period in which any bond bears interest at a fixed interest rate, the first day thereof and, thereafter, each interest payment date in respect thereof.

         Interest on the bonds will be payable on each respective interest payment date thereof for the period beginning on the immediately preceding interest accrual date (or as otherwise provided in the paying agent agreement) and ending on the day immediately preceding such respective interest payment date. In any event, interest on the bonds will be payable for the final interest rate period thereof to the date on which the applicable bonds have been paid in full.

         Within each interest rate period, the applicable interest rate will be the rate of interest per annum determined by the applicable remarketing agent (based on the examination of tax-exempt obligations comparable, in the judgment of the applicable remarketing agent, to the applicable bonds and known by the applicable remarketing agent to have been priced or traded under then-prevailing market conditions) to be the minimum interest rate which, if represented by the applicable bonds, would enable the applicable remarketing agent to sell such applicable bonds on such date of determination at a price (without regard to accrued interest) equal to the principal amount thereof.

INTEREST RATE PROVISIONS

         DETERMINATION OF DAILY RATE. The interest rate payable with respect to the any series of the bonds (other than bonds owned by us) in a daily rate will be determined by the applicable remarketing agent on each business day for such business day. The daily rate for any day that is not a business day will be the same as the daily rate for the immediately preceding business day. If the remarketing agent fails to establish a daily rate for any business day, then: the daily rate for such day will be the same as the daily rate for the immediately preceding day if the daily rate for such preceding day was determined by the applicable remarketing agent; or if no daily rate for the immediately preceding day was determined by the applicable remarketing agent, or in the event that the daily rate determined by the applicable remarketing agent is held to be invalid or unenforceable by a court of law, then the interest rate for such day will be equal to 100% of The Bond Market Association Municipal Swap Index of Municipal Market Data, made available for such day, or if such index is no longer available or no such index was so made available for such day, 70% of the interest rate on 30-day high-grade unsecured commercial paper notes sold through dealers by major corporations as reported in The Wall Street Journal or The Bond Buyer on the day the daily rate would otherwise be determined for such daily rate period as specified by the City to the paying agent.

         ADJUSTMENT TO DAILY RATE. The City, by written direction to the fiscal agent, the paying agent, the liquidity provider and the applicable remarketing agent, may elect, subject to the provisions of the paying agent agreement, that any series of the bonds will bear interest at a daily rate. Such direction of the City will specify: the effective date of such adjustment to a daily rate which will be (x) a business day not earlier than the 30th day following the second business day after receipt by the paying agent of such direction, and (y) in the case of an adjustment from a long period, the day immediately following the last day of the then-current long period, or (z) in the case of an adjustment from a weekly rate period or a short-term rate period, the day immediately following the last day of the interest rate period with respect to such bonds; and the date of delivery for such bonds to be purchased (if other than such effective date). During each daily rate period beginning on a date so specified and ending on the day immediately preceding the effective date of the next succeeding interest rate period, the interest rate borne by the applicable bonds will be a daily rate.

         NOTICE OF ADJUSTMENT IN DAILY RATE. The paying agent will give notice, together with the notice provided in the paying agent agreement, by first-class mail of an adjustment to a daily rate to the owners of the applicable bonds (or to DTC if a book-entry system is in effect), not less than 30 days prior to the effective date of such daily rate. Such notice will state: that the interest rate on the applicable bonds will be adjusted to a daily rate unless in the case of an adjustment from a long rate, bond counsel fails to deliver to the paying agent, the fiscal agent, the City, the liquidity provider and the applicable remarketing agent a favorable opinion of bond counsel as to such adjustment on the effective date of such adjustment; the effective date of such daily rate period; that the applicable bonds are subject to mandatory tender for purchase on such effective date, setting forth the applicable purchase price; and if the applicable series of the bonds are not longer in book-entry form, information with respect to the required delivery of bond certificates and payment of the prior purchase price under the paying agent agreement.

         DETERMINATION OF WEEKLY RATE. The interest rate payable with respect to bonds (other than bonds owned by us) in a weekly rate will be determined by the applicable remarketing agent by no later than 5:00 P.M. (New York City time) on Wednesday of each week during such weekly rate period; or if such day is not a business day, then on the next succeeding business day. The initial weekly rate with respect to the first weekly rate period for the bonds, and the first weekly rate determined for each weekly rate period which follows a daily rate period, short-term rate period or long period, will be determined on or prior to the first day of such weekly rate period and will apply to the period beginning on the first day of such weekly rate period and ending on the next succeeding Wednesday. Thereafter, each weekly rate will apply to the period beginning on the next succeeding Thursday and ending on the next succeeding Wednesday, unless such weekly rate period will be in effect as of the stated maturity date, in which event the weekly rate for such weekly rate period will apply to the period beginning on the Thursday preceding the last day of such weekly rate period and end on the stated maturity date. If the applicable remarketing agent fails to establish a weekly rate for any week, then the weekly rate for such week will be the same as the weekly rate for the immediately preceding week if the weekly rate for such preceding week was determined by the applicable remarketing agent; or if no weekly rate for the immediately preceding week was determined by the applicable remarketing agent, or in the event that the weekly rate determined by the applicable remarketing agent is held to be invalid or unenforceable by a court of law, then the interest rate for such week will be equal to 100% of The Bond Market Association Municipal Swap Index of Municipal Market Data, made available for the week preceding the date of determination, or if such index is no longer available or no such index was so made available for the week preceding the date of determination, 70% of the interest rate on 30-day high-grade unsecured commercial paper notes sold through dealers by major corporations as reported in The Wall Street Journal or The Bond Buyer on the day the weekly rate would otherwise be determined for such weekly rate period as specified by the City to the paying agent.

         ADJUSTMENT TO WEEKLY RATE. The City, by written direction to the fiscal agent, the paying agent, the liquidity provider and the applicable remarketing agent, may elect, subject to the provisions of the paying agent agreement, that any series of the bonds will bear interest at a weekly rate. Such direction of the City will specify (i) the effective date of such adjustment to a weekly rate which will be (x) a business day not earlier than the 30th day following the second business day after receipt by the paying agent of such direction, and (y) in the case of an adjustment from a long period, the day immediately following the last day of the then-current long period, or (z) in the case of an adjustment from a daily rate period or short-term rate period, the day immediately following the last day of the interest rate period with respect to such bonds; and the date of delivery for such series of bonds to be purchased (if other than such effective date). In addition, the direction of the City will be accompanied by a form of notice to be mailed to the owners of the applicable bonds by the paying agent as provided for in the notice provisions relating to mandatory tender for purchase as set forth in the paying agent agreement. During each weekly rate period beginning on a date so specified and ending on the day immediately preceding the effective date of the next succeeding interest rate period, the interest rate borne by the applicable bonds will be a weekly rate.

         NOTICE OF ADJUSTMENT IN WEEKLY RATE. The paying agent will give notice, together with the notice provided in the paying agent agreement, by first-class mail of an adjustment to a weekly rate (other than the adjustment to the weekly rate on October 31, 2002) to the owners of the applicable series of bonds (or to DTC if a book-entry system is in effect) not less than 30 days prior to the effective date of such weekly rate. Such notice will state: that the interest rate on the applicable series of bonds will be adjusted to a weekly rate unless in the case of an adjustment from a long rate, bond counsel fails to deliver to the paying agent, the fiscal agent, the City, the liquidity provider and the applicable remarketing agent a favorable opinion of bond counsel as to such adjustment on the effective date of such adjustment; the effective date of such weekly rate period; and that the applicable bonds are subject to mandatory tender for purchase on such effective date, setting forth the applicable purchase price; and if the applicable series of bonds is no longer in book-entry form, information with respect to the required delivery of bond certificates and payment of the purchase price under the paying agent agreement..

         DETERMINATION OF BOND INTEREST TERMS AND BOND INTEREST TERM RATES FOR EACH SHORT-TERM RATE PERIOD. The bond interest term and bond interest term rate with respect to bonds of the appropriate series (other than bonds owned by us) in a short-term rate period will be determined by the applicable remarketing agent no later than 12:00 noon, New York City time, on the first day of each bond interest term. The bond interest term and the bond interest term rate for each series of bonds need not be the same for any two bonds within a series, even if determined on the same date. Each bond interest term will be a period of not less than one day nor more than 270 days, determined by the applicable remarketing agent to be the period which, together with all other bond interest terms for bonds of a particular series then outstanding, as applicable, will result in the lowest overall interest expense to the City on the bonds, taking into account such factors as deemed necessary by the applicable remarketing agent. Any series of bonds, as applicable, remaining unsold by the applicable remarketing agent as of the close of business on the first day of the bond interest term for those bonds will have a bond interest term of one day or, if that bond interest term would not end on a day immediately preceding a business day, a bond interest term ending on the day immediately preceding the next business day. Each bond interest term will end on either a day that immediately precedes a business day or on the day immediately preceding the maturity date, but in no event will any bond interest term extend beyond the day that is three business days prior to the expiration date of the applicable liquidity facility. If for any reason a bond interest term for any bonds cannot be so determined by the applicable remarketing agent, or if the determination of such bond interest term is held by a court of law to be invalid or unenforceable, then such bond interest term will be 30 days; but if the last day so determined will not be a day immediately preceding a business day, then such bond interest term will end on the first day immediately preceding the business day next succeeding such last day; or if such last day would be after the day immediately preceding the maturity date, then such bond interest term will end on the day immediately preceding the maturity date. In determining the number of days in each bond interest term, the applicable remarketing agent will take into account such factors as deemed necessary by such remarketing agent.

         The bond interest term rate for each bond interest term for each bond, as applicable, will be the rate of interest per annum determined by the applicable remarketing agent (based on then prevailing market conditions) to be the minimum interest rate which, if borne by such bond, would enable such remarketing agent to sell such bond on the date and at the time of such determination at a price (without regarding accrued interest) equal to the principal amount of the bond. If for any reason a bond interest term rate for any bond is not so established by the applicable remarketing agent for any bond interest term, or such bond interest term rate is determined by a court of law to be invalid or unenforceable, then the bond interest term rate for such bond interest term will be a rate per annum equal to 70% of the interest rate on high-grade unsecured commercial paper notes sold through dealers by major corporations as reported in The Wall Street Journal or The Bond Buyer on the first day of bond interest term and which maturity most nearly equals the bond interest term for which the bond interest term rate is being calculated.

         ADJUSTMENT TO BOND INTEREST TERM RATES. The City may, by written direction to the fiscal agent, the paying agent, the liquidity provider and the applicable remarketing agent, may elect, subject to the provisions of the paying agent agreement, that any bonds will bear interest at bond interest term rates, provided that the applicable liquidity facilities then in effect have an interest component of at least 274 days of interest coverage at the maximum interest rate. Such direction of the City will specify: the effective date of the short-term rate period (during which the applicable bonds will bear interest at bond interest term rates), which will be (x) a business day not earlier than the 30th day following the second business day after receipt by the paying agent of such direction, and (y) in the case of an adjustment from a long period, the day immediately following the last day of the then-current long period or a day on which the applicable bonds would otherwise be subject to optional redemption pursuant to the paying agent agreement if such adjustment did not occur; provided that, if prior to the City making such election any series of the bonds have been called for redemption and such redemption has not theretofore been effected, the effective date of such short-term rate period will not precede such redemption date, and (z) in the case of an adjustment from a daily rate period or a weekly rate period, the day immediately following the last day of such interest rate period; and the date of delivery of such bonds, as applicable, to be purchased (if other than such effective date). In addition, the direction of the City will be accompanied by a form of the notice to be mailed by the paying agent to the owners of the applicable series as provided in the paying agent agreement. During each short-term rate period beginning on the date so specified and ending, with respect to bonds of the appropriate series, on the day immediately preceding the effective date of the next succeeding interest rate period with respect to such bonds, each such bond will bear interest at a bond interest term rate during bond interest terms for such bonds.

         NOTICE OF ADJUSTMENT TO SHORT TERM RATES. The paying agent will give notice, together with the notice as provided in the paying agent agreement, by first-class mail of an adjustment to a short-term rate period to the owners of the applicable bonds (or to DTC if a book-entry system is in effect), not less than 30 days prior to the effective date of such short-term rate period. Such notice will state: that the interest rate on the applicable bonds will be adjusted to bond interest term rates, unless, in the case of an adjustment from a long rate, bond counsel fails to deliver to the paying agent, the fiscal agent, the City, the liquidity provider and the applicable remarketing agent a favorable opinion of bond counsel as to such adjustment on the effective date of such adjustment in the interest rate period, in which case the bonds of the appropriate series will continue to bear interest at a long rate as in effect immediately prior to such proposed adjustment in the interest rate period; the effective date of such short-term rate period; that the applicable bonds are subject to mandatory tender for purchase on such proposed effective date of such short-term rate period, setting forth the applicable purchase price; and if the applicable bonds are no longer in book entry form, information with respect to the required delivery of bond certificates and payment of the purchase price as described in the paying agent agreement.

         At any time during a short-term rate period, the City may elect, subject to the provisions of the paying agent agreement, that the applicable bonds no longer will bear interest at bond interest term rates and will instead bear interest at a daily rate, a weekly rate or a long rate, as specified in such election.

         The date on which all bond interest terms will end will be the last day of the then-current short-term rate period and the day next succeeding such date will be the effective date of the daily rate period, weekly rate period or long period elected by the City.

         DETERMINATION OF LONG RATE. The interest rate payable with respect to the applicable bonds (other than bonds owned by us) bearing interest at the long rate will be determined by the applicable remarketing agent on a business day no later than the effective date of such long period with respect to the applicable bonds. If, for any reason, the long rate is not so determined for any long period by the applicable remarketing agent on or prior to the first day of such long period, then the applicable bonds will bear interest at the weekly rate and will continue to bear interest at a weekly rate determined in accordance with the provisions described above with respect to the weekly rate until such time as the interest rate on the applicable bonds is adjusted to a different interest rate period as provided in the paying agent agreement, and the applicable bonds will be subject to purchase as provided in the paying agent agreement.

         ADJUSTMENT TO OR CONTINUATION OF LONG RATE. The City, by written direction to the fiscal agent, the paying agent, the liquidity provider and the applicable remarketing agent, may elect, subject to the provisions of the paying agent agreement, that any bonds will bear, or continue to bear, interest at a long rate, provided that the applicable liquidity facility then in effect provides an interest component of at least 184 days of interest coverage at the maximum interest rate. The direction of the City required by the first sentence of this paragraph: will specify the duration of the long period (which is required to be one year or any integral multiple thereof during which the applicable bonds will bear interest at a long rate); will specify the effective date of such long period, which date will be (x) a business day not earlier than the 30th day following the second business day after receipt by the paying agent of such direction, and (y) in the case of an adjustment from a long period to another long period, the day immediately following the last day of the then-current long period, or (z) in the case of an adjustment from a daily rate period, weekly rate period or short-term rate period, the day immediately following the last day of the interest rate period; will specify the last day of such long period (which last day will be either the maturity date, or a day which both immediately precedes a business day and is at least 365 days after the effective date thereof), and will specify a date on or prior to which owners are required to deliver the bonds of the appropriate series to be purchased (if other than such effective date). Such direction of the City will be accompanied by a form of the notice to be mailed by the paying agent to the owners of the applicable bonds of the appropriate series, as provided in the paying agent agreement.

         If, by the second business day preceding the 29th day prior to the last day of any long period, the paying agent has not received notice of the City's election that, during the next succeeding interest rate period, the applicable bonds will bear interest at a daily rate, weekly rate, bond interest term rates or a long rate, then the next succeeding interest rate period will be a daily rate period or weekly rate period as determined by the applicable remarketing agent, provided that the applicable remarketing agent has received a favorable opinion of bond counsel and until such time as the City elects a new interest rate period as provided in the paying agent agreement and the applicable bonds will be subject to mandatory purchase as described in the paying agent agreement, on the first day of such daily rate period or weekly rate period.

         In the event that the City delivers to the applicable remarketing agent, the paying agent and the fiscal agent, on or prior to the date that the interest rate for any long period is determined, a notice to the effect that the City elects to rescind its election to have the applicable bonds bear interest at a long rate, then the interest rate on such bonds will not be adjusted to a long rate, and such bonds will bear interest at a daily rate, weekly rate or bond interest term rates as in effect prior to such event, or if the applicable bonds are adjusted from a long rate, then such bonds will bear interest at a daily rate, weekly rate or bond interest term rates as determined by the applicable remarketing agent, provided that the applicable remarketing agent has received a favorable opinion of bond counsel, and the applicable bonds will continue to be subject to mandatory purchase as provided in the paying agent agreement.

         NOTICE OF ADJUSTMENT TO OR CONTINUATION OF LONG RATE. The paying agent will give notice, together with the notice as provided in the paying agent agreement, by first-class mail of an adjustment to a (or the establishment of another) long period to the owners of the applicable bonds not less than 30 days prior to the effective date of such long period. Such notice is required to state: that the interest rate on the applicable bonds will be adjusted to, or continue to be, a long rate unless (A) in the case of an adjustment from a daily rate, a weekly rate or bond interest term rates, bond counsel fails to deliver to the paying agent, the fiscal agent, the City, the liquidity provider and the applicable remarketing agent a favorable opinion of bond counsel as to such adjustment in the interest rate period on the effective date of such adjustment, or (B) any rating agency fails to deliver to the paying agent, the fiscal agent and the City a rating confirmation, and that in any such case the applicable bonds, if being adjusted from a daily rate period, weekly rate period or a short-term rate period will continue to bear interest at a daily rate, a weekly rate or bond interest term rates as in effect immediately prior to such proposed adjustment in the interest rate period; the effective date and the last day of such long period; and that the applicable bonds are subject to mandatory tender for purchase on such effective date and the purchase price applicable thereto.

         CONVERSION TO FIXED INTEREST RATE. The City has the option, exercisable one time for each series of bonds (unless the fixed interest rate is not determined as provided in the paying agent agreement, in which case the City may exercise the option until such fixed interest rate is determined), to convert the interest payable with respect to a series of bonds to the fixed interest rate. The City may exercise such option by giving, not less than 30 days prior to the fixed interest rate, notice of its election to convert the interest payable with respect to the applicable bonds to the fixed interest rate. Such notice must be given to the fiscal agent, the paying agent, the liquidity provider and the applicable remarketing agent. Such notice will specify the fixed interest rate, which may be any business day for which owners may be given timely notice of conversion as provided in the paying agent agreement. In connection with any optional conversion to the fixed interest rate, the City will have the right to direct the applicable remarketing agent to remarket the applicable bonds on the fixed interest rate at a discount or at a premium, including a premium sufficient to pay any remarketing fees; provided that in order to exercise such option, the City must deposit with the paying agent on or prior to the fixed interest date an amount equal to the discount and the remarketing fee.

         Not later than the business day prior to the fixed interest date with respect to any series of bonds, the applicable remarketing agent will determine the interest rate which in its judgment, having due regard for prevailing financial market rate, would enable such remarketing agent to sell all of the applicable bonds on the fixed interest date with a fixed interest rate until maturity at 100% of the principal amount of the bonds plus accrued interest, if any, with respect thereto, plus a premium sufficient to pay any remarketing fees; provided, however, that if the City exercises its option to have applicable bonds remarketed on the fixed interest date at a discount, the applicable remarketing agent will establish the fixed interest rate taking into account any such discount specified by the City.

         If the applicable remarketing agent fails, refuses or is unable to determine the fixed interest rate prior to the fixed interest date, or if a court of competent jurisdiction determines that the fixed interest rate is invalid or unenforceable, then such bonds will bear interest at the weekly rate as provided in the paying agent agreement, until such time as the City elects a new interest rate period as provided in the paying agent agreement under the option or again exercises its option to convert to a fixed interest rate. If at the direction of the City such applicable remarketing agent resumes determination of the fixed interest rate, the foregoing provisions will apply as if there had been no prior invalidation or failure by such applicable remarketing agent to determine the fixed interest rate.

         NOTICE OF CONVERSION TO FIXED INTEREST RATE. In the event the City exercises its option to convert bonds to the fixed interest rate, the paying agent will give notice of such conversion to the rating agencies, the liquidity provider, the applicable remarketing agent and the owners of the applicable bonds. Such notice will state: that the interest rate with respect to the applicable bonds will be converted to the fixed interest rate; the fixed interest date;

the date the fixed interest rate is to be established; that interest represented by the applicable bonds will be payable on each June 1 and December 1 after the fixed interest date; that subsequent to the fixed interest date, the owners will no longer have the right to deliver the applicable bonds to the paying agent for purchase; that all outstanding bonds of the appropriate series will be purchased on the fixed interest date; and that on or after conversion to a fixed interest rate of bonds, the owners will be deemed to have tendered their bonds of such series as of the fixed rate date to the paying agent.

         From and after the fixed rate date, said owners will not be entitled to any payment (including any interest to accrue from and after the fixed rate date) other than the purchase price for such bonds, which will be an amount equal to the principal amount of the bonds plus accrued interest, if any, with respect thereto calculated as of the fixed rate date. From and after the fixed rate date, such bonds will no longer otherwise be entitled to the benefits of the paying agent agreement. Such bonds will be purchased on the fixed rate date in accordance with and from the sources of funds specified provided in the paying agent agreement.

PROVISIONS APPLICABLE TO ALL INTEREST RATES

         NOTICE OF ADJUSTMENT. In the event that the City elects to convert the interest rate on a series of the bonds to a daily rate, a weekly rate, bond interest term rates or a long rate as provided above, then the written direction furnished by the City to the fiscal agent, the paying agent, the liquidity provider and the applicable remarketing agent, as required pursuant to the paying agent agreement, will be made by registered or certified mail, or by electronic mail, telex or telecopy confirmed by registered or certified mail. Any such direction of the City will specify whether the applicable bonds are to bear interest at the daily rate, weekly rate, bond interest term rates or long rate and will be accompanied by a copy of the notice.

         APPLICABLE ADJUSTABLE INTEREST RATE UPON A FAILURE TO RECEIVE A FAVORABLE OPINION OF BOND COUNSEL. In connection with the adjustment from a daily rate, weekly rate or bond interest term rates to a long rate or from a long rate to a daily rate, weekly rate or bond interest term rates, the City will cause to be provided to the paying agent, the fiscal agent, the liquidity provider and the applicable remarketing agent a favorable opinion of bond counsel on the effective date of such adjustment. If bond counsel fails to deliver a favorable opinion of bond counsel on any such date, then the interest rate period on the applicable bonds will not be adjusted. In any event, if notice of such adjustment has been mailed to the owners of the applicable bonds and bond counsel fails to deliver a favorable opinion of bond counsel on the effective date described in the paying agent agreement, the bonds will continue to be subject to mandatory purchase on the date which would have been the effective date of such adjustment.

                             REDEMPTION OF THE BONDS

OPTIONAL REDEMPTION

         OPTIONAL REDEMPTION OF THE BONDS IN THE DAILY RATE, THE WEEKLY RATE OR THE SHORT TERM RATE. Any bonds bearing interest at the daily rate, the weekly rate or the short-term rate are subject to optional redemption by the City, in whole, or in part in authorized denominations, on any interest payment date during a daily rate period, a weekly rate period or a short-term rate period at a redemption price equal to 100% of the principal being redeemed plus accrued interest, if any, to such redemption date, without premium.

         OPTIONAL REDEMPTION OF THE BONDS BEARING THE FIXED INTEREST RATE OR THE LONG RATE. Any series of the bonds bearing the fixed interest rate or the long rate are subject to optional redemption at the option of the City, in whole on any date or in part on any interest payment date, during the periods specified below, at the redemption prices (expressed as a percentage of principal amount) hereinafter indicated, plus accrued interest, if any, to the redemption date:

           LENGTH OF TIME SINCE CONVERSION                      REDEMPTION PRICE
           -------------------------------                      ----------------
  Greater than 10 years                                       After 7 years at 100%
  Less than or equal to 10 years and greater than 7 years     After 5 years at 100%
  Less than or equal to 7 years and greater than 4 years      After 3 years at 100%
  Less than or equal to 4 years                               After 2 years at 100%


REDEMPTION OF BONDS OWNED BY LIQUIDITY FACILITY PROVIDER

         Bonds owned by us are subject to optional redemption by the City, in whole or in part at any time, and from time to time, at a redemption price equal to 100% of the principal being redeemed plus accrued interest, if any, at the provider bond rate to such redemption date, without premium.

         Upon the conversion of any outstanding obligations under a liquidity facility into a term loan evidenced by bonds owned by a liquidity facility provider, such provider bonds are subject to mandatory redemption so as to satisfy the amortization requirements therefore, as more fully provided in such liquidity facility.

MANDATORY SINKING FUND REDEMPTION OF THE BONDS

         The 2001-A bonds are subject to mandatory sinking fund redemption prior to maturity, beginning on December 1, 2002 and on each December 1 thereafter, at a redemption price equal to 100% of the principal being redeemed, from mandatory sinking account payments which have been deposited in the subordinate debt service fund established under the general resolution, in the principal amounts set forth below:

       REDEMPTION DATE         PRINCIPAL AMOUNT         REDEMPTION DATE         PRINCIPAL AMOUNT
       ---------------         ----------------         ---------------         ----------------
             2002                  $   200,000.00            2015                   $ 3,100,000.00
             2003                      600,000.00            2016                     3,200,000.00
             2004                    2,100,000.00            2017                     3,200,000.00
             2005                    2,200,000.00            2018                     3,400,000.00
             2006                    2,200,000.00            2024                     1,300,000.00
             2007                      400,000.00            2025                     1,300,000.00
             2008                      500,000.00            2026                     1,400,000.00
             2009                      500,000.00            2027                     1,400,000.00
             2010                    2,700,000.00            2028                    19,600,000.00
             2011                    2,800,000.00            2029                    20,200,000.00
             2012                    2,900,000.00            2030                    20,800,000.00
             2013                    3,000,000.00             2031*                  21,400,000.00
             2014                    3,000,000.00

*Maturity.

         The 2001-B bonds are subject to mandatory sinking fund redemption prior to maturity, beginning on December 1, 2002 and on each December 1 thereafter, at a redemption price equal to 100% of the principal being redeemed, from mandatory sinking account payments which have been deposited in the subordinate debt service fund established under the general resolution, in the principal amounts set forth below:

       REDEMPTION DATE               PRINCIPAL AMOUNT              REDEMPTION DATE             PRINCIPAL AMOUNT
       ---------------               ----------------              ---------------             ----------------
             2002                        $   200,000.00                 2015                    $ 3,100,000.00
             2003                            600,000.00                 2016                      3,200,000.00
             2004                          2,100,000.00                 2017                      3,200,000.00
             2005                          2,200,000.00                 2018                      3,400,000.00
             2006                          2,200,000.00                 2024                      1,300,000.00
             2007                            500,000.00                 2025                      1,300,000.00
             2008                            400,000.00                 2026                      1,400,000.00
             2009                            500,000.00                 2027                      1,400,000.00
             2010                          2,700,000.00                 2028                     19,600,000.00
             2011                          2,800,000.00                 2029                     20,200,000.00
             2012                          2,900,000.00                 2030                     20,800,000.00
             2013                          3,000,000.00                  2031*                   21,400,000.00
             2014                          3,000,000.00

*Maturity.

         The 2001-C bonds are subject to mandatory sinking fund redemption prior to maturity, beginning on December 1, 2002 and on each December 1 thereafter, at a redemption price equal to 100% of the principal being redeemed, from mandatory sinking account payments which have been deposited in the subordinate debt service fund established under the general resolution, in the principal amounts set forth below:

       REDEMPTION DATE               PRINCIPAL AMOUNT              REDEMPTION DATE             PRINCIPAL AMOUNT
       ---------------               ----------------              ---------------             ----------------
             2002                           $  100,000.00               2015                           $1,200,000.00
             2003                              200,000.00               2016                            1,200,000.00
             2004                              800,000.00               2017                            1,200,000.00
             2005                              800,000.00               2018                            1,300,000.00
             2006                              800,000.00               2024                              500,000.00
             2007                              200,000.00               2025                              500,000.00
             2008                              200,000.00               2026                              500,000.00
             2009                              200,000.00               2027                              500,000.00
             2010                            1,000,000.00               2028                            7,300,000.00
             2011                            1,100,000.00               2029                            7,600,000.00
             2012                            1,100,000.00               2030                            7,800,000.00
             2013                            1,100,000.00                2031*                          8,000,000.00
             2014                            1,100,000.00

*Maturity.

         The 2001-D bonds are subject to mandatory sinking fund redemption prior to maturity, beginning on December 1, 2002 and on each December 1 thereafter, at a redemption price equal to 100% of the principal being redeemed, from mandatory sinking account payments which have been deposited in the subordinate debt service fund established under the general resolution, in the principal amounts set forth below:

       REDEMPTION DATE               PRINCIPAL AMOUNT              REDEMPTION DATE             PRINCIPAL AMOUNT
       ---------------               ----------------              ---------------             ----------------
             2002                      $200,000.00                      2015                     $  400,000.00
             2003                       200,000.00                      2016                        300,000.00
             2004                       200,000.00                      2017                        500,000.00
             2005                       200,000.00                      2018                        300,000.00
             2006                       300,000.00                      2024                        200,000.00
             2007                       100,000.00                      2025                        200,000.00
             2008                       100,000.00                      2026                        100,000.00
             2009                       100,000.00                      2027                        200,000.00
             2010                       400,000.00                      2028                      2,400,000.00
             2011                       300,000.00                      2029                      2,400,000.00
             2012                       300,000.00                      2030                      2,600,000.00
             2013                       300,000.00                      2031*                     2,700,000.00
             2014                       500,000.00

*Maturity.

         Mandatory sinking account payments for each series of bonds will be reduced for such series to the extent the City has purchased such bonds of the appropriate series and surrendered such bonds to the paying agent for cancellation. If bonds of any series have been optionally redeemed as described above, then the amount of such bonds of such series so redeemed will be credited to such future mandatory sinking account payments as may be specified by the City. A reduction of mandatory sinking account payments for any series in any twelve-month period ending December 1 will reduce the principal amount of such bonds subject to mandatory sinking account redemption on that December 1.

SELECTION OF BONDS FOR REDEMPTION

         In the case of redemption in part, bonds owned by us will be selected for redemption by the paying agent prior to selecting any other bonds within a series, and thereafter, the paying agent will select the bonds within a series to be redeemed by lot.

         When any of the bonds are to be redeemed at the option of the City, the paying agent must have first received a written notice of an authorized representative of the exercise of such option at least thirty (30) days but not more than sixty (60) days prior to the proposed redemption date. Such request will state the proposed redemption date and the aggregate principal amount of the applicable bonds to be redeemed and the maturity or maturities from which each redemption will be made. Such request will state whether such redemption will be conditioned on a deposit of sufficient funds or if sufficient moneys will be on deposit prior to sending the notice of redemption as provided in "- Notice of Redemption" below.

NOTICE OF REDEMPTION

         Notice of redemption will be mailed by the paying agent by first-class mail postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date to (i) the respective owners of bonds designated for redemption at their addresses appearing on the register, (ii) the applicable remarketing agent, (iii) the liquidity provider, (iv) the fiscal agent, and (v) one or more information services. Notice of redemption will also be given by telecopy, certified, registered or overnight mail to the securities depository upon mailing of notice of redemption to the owners and the information services. Each notice of redemption will state the date of such notice, the redemption date, the redemption price, the place or places of redemption (including the name and appropriate address or addresses of the paying agent), the CUSIP number, if any, of the maturity or maturities and, if less than all of such maturity, the distinctive certificate numbers of the bonds of such maturity to be redeemed and, in the case of the bonds to be redeemed in part only, the respective portion of the principal amount of the bonds to be redeemed. Each such notice will also state that on said date there will become due and payable with respect to each of said bonds the redemption price of such bonds or of said specified portion of the principal amount of the bonds in the case of bonds to be redeemed in part only, and that from and after such redemption date, the related interest due with respect thereto will cease to accrue, and that such bonds are required to be surrendered at the address or addresses of the paying agent specified in the redemption notice. Notice of any redemption will either
(i) state that the proposed redemption is conditioned on there being on deposit in the applicable fund or account on the redemption date sufficient money to pay the full redemption price of the bonds of the appropriate series to be redeemed, or (ii) be sent only if sufficient money to pay the full redemption price of the bonds of the appropriate series to be redeemed is on deposit in the applicable fund or account.

         Failure by the paying agent to give notice as described above to the applicable remarketing agent, the liquidity provider, the owners of any bonds designated for redemption or any one or more of the information services or securities depository or any defect in such notice will not affect the sufficiency of the proceedings for redemption.

EFFECT OF REDEMPTION

         If notice of redemption has been duly given as aforesaid and funds for the payment of the redemption price of the bonds to be redeemed are held by the paying agent on the designated redemption date, then on the redemption date designated in such notice, the redemption price of the bonds so called for redemption will become payable as specified in such notice; and from and after the date so designated interest due with respect to the bonds, or portions of such bonds, as applicable, so called for redemption will cease to accrue, such bonds will cease to be entitled to any benefit, protection or security under the general resolution and the paying agent agreement and the owners of such bonds will have no rights in respect thereof except to receive payment of the redemption price. The paying agent will, upon surrender for payment of any of the bonds to be redeemed on their redemption dates, pay such bonds at the redemption price. If said moneys will not be available on the redemption date, such bonds will continue to bear interest until paid at the same rate they would have borne had they not been called for redemption. Notwithstanding the foregoing, any bonds owned by us will remain outstanding until we are paid all amounts due under such bonds or portions of such bonds to be redeemed on their redemption dates. Concurrently with payment to us of all amounts due on bonds owned by us, we will surrender such bonds to the paying agent for cancellation.

                        TENDER AND PURCHASE OF THE BONDS

PURCHASE OF THE BONDS

         GENERAL. The bonds are subject to purchase upon tender by the owners thereof and subject to mandatory purchase pursuant to the terms of the paying agent agreement and as described herein. Each series of bonds is subject to mandatory tender for purchase on the first day of each new interest rate period. The purchase price on the first day of each new interest rate period will be equal to the principal amount of and accrued interest on the applicable bonds. The purchase price of the bonds in a daily rate or weekly rate is payable from the proceeds of a remarketing of the bonds and, to the extent remarketing proceeds attributable to such bonds are insufficient or not available therefor, initially from amounts available under the liquidity facilities and thereafter from such alternate liquidity facilities as may be obtained by the City to provide for payment of the purchase price of one or all of the series bonds. The respective liquidity facilities will each terminate five years after the bonds are issued, unless extended or terminated sooner in accordance with their respective terms. Under certain circumstances described herein, our obligation to purchase the bonds tendered by the owners thereof or subject to mandatory purchase may be terminated without notice. In such event, sufficient funds may not be available to purchase the bonds tendered by the registered owners thereof or subject to mandatory purchase.

         OPTIONAL TENDER DURING DAILY RATE PERIOD. During any daily rate period, any bonds (other than a bond owned by us) will be purchased (in whole) from its holder at the option of the holder on any business day that the applicable liquidity facility is in effect at a purchase price equal to the principal amount of the bonds plus accrued interest, if any, from and including the interest accrual date immediately preceding the date of purchase through and including the day immediately preceding the date of purchase, unless the date of purchase will be an interest accrual date, in which case at a purchase price equal to the principal amount of the bonds, payable in immediately available funds, upon delivery to the paying agent at its corporate trust office by no later than 10:30 a.m., New York City time, on such business day, of an irrevocable written notice (or a telephonic notice confirmed by a written notice) which states the principal amount of the bonds and acknowledges that such bonds will be purchased on such date.

         OPTIONAL TENDER DURING WEEKLY RATE PERIOD OR SHORT TERM RATE PERIOD. During any weekly rate period or short term rate period, any bonds (other than a bond owned by us) will be purchased (in whole) from its holder at the option of the holder on any business day at a purchase price equal to the principal amount of the bonds plus accrued interest, if any, from and including the interest accrual date immediately preceding the date of purchase through and including the day immediately preceding the date of purchase, unless the date of purchase will be an interest accrual date, in which case at a purchase price equal to the principal amount of the bonds, payable in immediately available funds, upon delivery to the paying agent at its corporate trust office of an irrevocable written notice which states the principal amount of such bonds and the date on which the same will be purchased, which date will be a business day not prior to the seventh day next succeeding the date of the delivery of such notice to the paying agent. Any notice delivered to the paying agent after 4:00 p.m., New York City time, will be deemed to have been received on the next succeeding business day.

         MANDATORY TENDER FOR PURCHASE ON FIRST DAY OF EACH NEW INTEREST RATE PERIOD AND LAST DAY OF EACH BOND INTEREST TERM. The bonds are subject to mandatory tender for purchase on the first day of each new interest rate period (other than the automatic adjustment to a weekly rate on October 31, 2002), or on the day which would have been the first day of a new interest rate period (other than the automatic adjustment to a weekly rate on October 31, 2002) had one of the events not occurred which resulted in the interest rate on the applicable bonds not being adjusted, at a purchase price, payable in immediately available funds, equal to the principal amount of and accrued interest on the applicable bonds of the appropriate series to the date of tender.

         On the day next succeeding the last day of each bond interest term for bonds of the appropriate series, unless such day is the maturity date or the first day of a new interest rate period (in which event such bonds will be subject to mandatory purchase as described in the preceding paragraph), such bonds will be purchased from the owner at a purchase price equal to the principal amount of the bonds payable in immediately available funds. The purchase price of any bonds of the appropriate series so purchased will be payable only upon surrender of such bonds to the paying agent at its corporate trust office accompanied, when such bonds are not in a book entry system, by an instrument of transfer of the bonds, in form satisfactory to the paying agent, executed in blank by the owner of the bonds or his duly authorized attorney, such signature guaranteed by a bank, trust company or member firm of the New York Stock Exchange.

         MANDATORY TENDER FOR PURCHASE UPON TERMINATION, EXPIRATION OR REPLACEMENT OF THE LIQUIDITY FACILITIES. If at any time the paying agent gives notice, which will not be less than 15 days prior to the purchase described in this paragraph, in accordance with the provisions of the paying agent agreement, that any bonds which, at such time, are subject to purchase under the applicable liquidity facility as then in effect, will, on the date specified in such notice, cease to be subject to purchase under such liquidity facility as a result of: the termination or expiration of such liquidity facility, or such liquidity facility being replaced with the effect that the purchase price of such bonds is no longer payable from such liquidity facility (in each case, whether or not any alternate liquidity facility has been obtained); or the liquidity provider notifies the paying agent that an event of default has occurred under such liquidity facility and that the liquidity provider is terminating such liquidity facility in accordance with its terms, then on the second business day preceding any termination, replacement or expiration of such liquidity facility, such bonds will be purchased or deemed purchased as provided in the paying agent agreement.

         Notwithstanding the provisions described under this sub-heading, if the City delivers to the fiscal agent, the paying agent and all of the remarketing agents, prior to the date that notice of such termination, expiration or replacement of the applicable liquidity facility is given by the paying agent, written evidence from each rating agency to the effect that such termination, expiration or replacement of the liquidity facility in and of itself, will not result in the withdrawal or reduction of the short-term rating(s) then applicable to the bonds, then the applicable bonds will not be subject to mandatory tender for purchase as described above solely as a result of such termination, expiration or replacement of the liquidity facility; provided, however, if no mandatory tender for purchase of the bonds will be required as a result of the termination, expiration or replacement of the applicable liquidity facility, the City will cause a written notice to be provided to the respective owners, the paying agent, the fiscal agent, the liquidity provider and the applicable remarketing agent not less than 30 days prior to the effectiveness of such termination, expiration or replacement of such liquidity facility.

         MANDATORY TENDER FOR PURCHASE UPON CONVERSION TO FIXED INTEREST RATE. Each series of bonds will be subject to mandatory tender for purchase on the applicable fixed rate date relating to that series of bonds at a purchase price, payable in immediately available funds, equal to the principal of and interest accrued to such tender date on the applicable bonds.

NOTICE REQUIREMENTS RELATING TO TENDER FOR PURCHASE

         NOTICE OF MANDATORY TENDER FOR PURCHASE. In connection with any mandatory tender for purchase of bonds, in accordance with the provisions described in the paying agent agreement, the paying agent will give notice of a mandatory tender for purchase as a part of the notice given pursuant to the provisions of the paying agent agreement. Such notice will state (A) in the case of a mandatory tender for purchase, the type of interest rate period to commence on such mandatory purchase date; (B) in the case of a mandatory tender for purchase that the applicable liquidity facility will expire, terminate or be replaced, and that the bonds will no longer be payable from the applicable liquidity facility then in effect and that any short-term rating applicable thereto may be reduced or withdrawn; (C) that the purchase price of any bonds so subject to mandatory purchase will be payable only upon surrender of such bonds to the paying agent at its corporate trust office for delivery of bonds, accompanied by an instrument of transfer the bonds, in form satisfactory to the paying agent, executed in blank by the holder of the bonds or his duly authorized attorney-in-fact, with such signature guaranteed by an eligible guarantor institution; (D) that, provided that moneys sufficient to effect such purchase have been provided through the remarketing of such bonds by the applicable remarketing agent or through the applicable liquidity facility, all bonds so subject to mandatory tender for purchase will be purchased on the mandatory purchase date, and that if any owner of a series of bonds subject to mandatory tender for purchase does not surrender such bonds of such series to the paying agent for purchase on such mandatory purchase date, and moneys sufficient to pay the purchase price of the bonds are on deposit with the paying agent, then such bonds will be deemed to be a undelivered bonds, and that no interest will accrue thereon on and after such mandatory purchase date and that the holder of the bonds will have no rights under the general resolution other than to receive payment of the purchase price of the bonds; and (E) if moneys sufficient to pay the purchase price of such bonds have not been provided to the paying agent either through the remarketing of such bonds or from the applicable liquidity facility, that such bonds will not be purchased or deemed purchased and will continue to bear interest as if such failed purchase had not occurred.

         In connection with any mandatory tender for purchase of bonds as a result of the replacement, termination or expiration of a liquidity facility, such notice also will (A) describe generally the liquidity facility in effect prior to such termination, replacement or expiration and the alternate liquidity facility in effect or to be in effect upon such termination, replacement or expiration and identify the provider of such alternate liquidity facility and whether in the case of each event of termination, replacement or expiration there is an obligation on the part of such liquidity provider to purchase upon mandatory tender of the related bonds pursuant to such alternate liquidity facility, and if not, the events of termination, replacement or expiration which give rise to the termination, replacement or expiration of the obligation to purchase under such alternate liquidity facility without an obligation to purchase upon mandatory tender of the bonds, (B) state the date of such replacement, termination or expiration, and the date of the proposed provision of the alternate liquidity facility, if any, (C) specify the ratings, if any, to be applicable to such bonds after such replacement, termination or expiration of the liquidity facility, or state that no ratings will be assigned to such bonds after such replacement, termination or expiration of the liquidity facility, and
(D) describe any special restrictions or procedures (if any) applicable to the registration of transfer of such bonds.

         For payment of the purchase price for any bonds required to be purchased pursuant to the provisions described under this caption on the date specified, such bonds must be delivered, at or prior to 9:00 a.m. (or 8:00 a.m. in the case of bonds in a daily rate period), Los Angeles time, on the purchase date, to the paying agent at its corporate trust office for delivery of bonds, accompanied by an instrument of transfer of the bonds, in form satisfactory to the paying agent, executed in blank by the holder of the bonds or his duly authorized attorney-in-fact, with such signature guaranteed by an eligible guarantor institution. If any such bond is delivered after 9:00 a.m. (or 8:00 a.m. in the case of bonds in the daily rate period) Los Angeles time, on the purchase date, payment of the purchase price of such bonds need not be made until the business day following the date of delivery of such bonds, but such bonds will nonetheless be deemed to have been purchased on the date specified in such notice and no interest will accrue thereon from and after such date.

         NOTICE OF OWNER'S ELECTION TO TENDER THE BONDS DEEMED TO BE IRREVOCABLE; UNDELIVERED BONDS. The giving of notice by an owner of bonds will constitute the irrevocable tender for purchase of each such bonds with respect to which such notice has been given, regardless of whether such bonds are delivered to the paying agent for purchase on the relevant purchase date, provided that moneys sufficient to pay the purchase price of such bonds are on deposit with the paying agent for such purpose. The paying agent may refuse to accept delivery of any bonds for which a proper instrument of transfer has not been provided; such refusal, however, will not affect the validity of the purchase of such bonds as described herein. If any holder of bonds who has given notice of tender of purchase fails to deliver such bonds to the paying agent at the place and on the applicable date and at the time specified, or fails to deliver such bonds properly endorsed, and moneys sufficient to pay the purchase price of the bonds are on deposit with the paying agent for such purpose, such bonds will constitute an undelivered bond. If funds in the amount of the purchase price of the undelivered bonds (including the undelivered bonds are available for payment to the holder of the bonds on the date and at the time specified, from and after the date and time of that required delivery, (1) each undelivered bond will be deemed to be purchased and will no longer be deemed to be outstanding under the paying agent agreement; (2) interest will no longer accrue thereon; and (3) funds in the amount of the purchase price of each such undelivered bond will be held by the paying agent for the benefit of the holder of the bonds (provided that the holder will have no right to any investment proceeds derived from such funds), to be paid on delivery (and proper endorsement) of such undelivered bond to the paying agent at its corporate trust office for delivery of bonds. Any funds held by the paying agent as described in clause (3) of the preceding sentence will be held uninvested and not commingled.

         NOTICE OF THE BONDS DELIVERED FOR PURCHASE; PURCHASE OF THE BONDS. Bonds required to be purchased in accordance with the provisions of the paying agent agreement will be purchased from the owners of the bonds, on the date and at the purchase price at which such bonds are required to be purchased. Funds for the payment of such purchase price will be derived from the following sources in the following order of priority: (i) proceeds of the sale of such bonds remarketed to any person (other than the City) under the paying agent agreement and furnished to the paying agent by the applicable remarketing agent for deposit into the remarketing proceeds account of the purchase fund; and (ii) moneys furnished by or at the direction of the fiscal agent to the paying agent for deposit into the purchase account of the purchase fund representing moneys received from the liquidity provider pursuant to the liquidity facilities.

         The City will not have any obligation to pay the purchase price of bonds required to be purchased if the moneys from the sources described in clauses (i) and (ii) above are insufficient to provide for such payment. In the event moneys on deposit with the paying agent are insufficient to pay the purchase price of the bonds to be purchased the paying agent will determine the bonds tendered for purchase with respect to which such insufficiency exists by lot from those bonds tendered for purchase and will return such bonds to the owners of the bonds together with notice of such insufficiency and the owners of the bonds will thereafter have the right to again tender such bonds for purchase to the extent provided in the paying agent agreement and no such insufficiency will constitute an event of default.

         If any bonds purchased as described under this caption are not presented to the paying agent, the paying agent will segregate and hold the moneys for the purchase price of such bonds of such series in trust for the benefit of the former owners of such bonds, who will, except as provided in the following sentence, thereafter be restricted exclusively to such moneys for the satisfaction of any claim for the purchase price of such bonds, and such bonds will no longer be deemed outstanding. Any moneys which the paying agent segregates and holds in trust for the payment of the purchase price of any bonds of such series and remaining unclaimed for two years after the date of purchase will be paid to the City. After the payment of such unclaimed moneys to the City, the former bondholder of such bonds will look only to the City for the payment of the bonds, and the City will not be liable for any interest thereon and will not be regarded as a trustee of such moneys.

REMARKETING OF THE BONDS

         Upon notice of the tender for purchase of bonds, the applicable remarketing agent will offer for sale and use its best efforts to sell such bonds, any such sale to be made on the date of such purchase as provided in the paying agent agreement, at the minimum interest rate available in the marketplace at a purchase price of par plus accrued interest thereon; provided, however, that the remarketing agent will not remarket any bonds unless a liquidity facility is then in effect with respect to the bonds of such series or unless such bonds are being remarketed at the fixed interest rate on the fixed rate date. The remarketing agents have agreed that they will not sell any bonds to the City, or to any person who controls, is controlled by, or is under common control with, the City. In addition, the City has agreed that it will not tender any bonds for purchase under the applicable liquidity facility.

DEMAND FOR PURCHASE OF THE BONDS UNDER THE LIQUIDITY FACILITIES

         By 11:30 a.m., New York City time on the purchase date, the paying agent is directed to notify the liquidity provider as to the aggregate purchase price of tendered bonds, as applicable, required to be purchased by the liquidity provider and to make a demand for purchase of such bonds, as applicable, under the related liquidity facility in accordance with the terms of the applicable liquidity facility, such that the paying agent will have amounts sufficient to pay the purchase price plus accrued interest, if any, of the bonds of such series so tendered. Upon the receipt (no later than 2:30 p.m. on said purchase date) of amounts under the applicable liquidity facility, the paying agent will deposit such purchase price in the purchase account of the purchase fund. In determining the amount of any such purchase price then due, the paying agent will not take into consideration any purchase price due on the bonds of such series registered in the name of the City or any affiliate of the City to the extent identified to the paying agent and no demand for purchase under the applicable liquidity facility will be made to pay the purchase price of any of the bonds of such series registered in the name of the City or any affiliate of the City to the extent identified to the paying agent. By 4:00 p.m., New York City time, the paying agent will purchase the tendered bonds, and immediately remit to the liquidity provider such funds in the purchase account which were not used to purchase the bonds tendered.

                                BOOK-ENTRY SYSTEM

         DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of each series of the bonds and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

         Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or "beneficial owner," of each bond is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which beneficial owners entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

         To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

         Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

         Principal and interest payments and payments of purchase price with respect to the bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the City or the paying agent on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the paying agent or the City subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the City or the paying agent, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants.

         Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the paying agent and the City will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the paying agent on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the paying agent and the City will take all actions necessary to return the bonds to the full book-entry system of DTC.

         The City and the underwriters cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The City and the underwriters are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a beneficial owner with respect to the bonds or an error or delay relating thereto.

         The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or beneficial owners of the bonds, confirmation and transfer of beneficial ownership interests in such bonds and other related transactions by and between DTC, DTC's participants and the beneficial owners of the bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the beneficial owners should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

         DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the paying agent and discharging its responsibilities with respect thereto under applicable law or the City may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

         THE PAYING AGENT, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO OWNERS ONLY TO DTC. ANY

FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON SUCH NOTICE.

                             SECURITY FOR THE BONDS

SOURCE OF PAYMENT

         All revenues received by the City from the ownership and operation of the system (less collection fees paid to the Department of Water and Power) are deposited, after collection, into the sewer construction and maintenance fund held by the City Treasurer. The sewer construction and maintenance fund has been operated as a special fund of the City since it was created by an ordinance adopted by the City Council in 1970. For the City's internal purposes, the City has also created a sewer operation and maintenance fund and a sewer capital fund into which amounts from the sewer construction and maintenance fund may be transferred, and the City may create other funds into which Revenues (as defined below) are deposited or held. All of such funds are collectively referred to as the "SCM Fund," and amounts in all of such funds will be held and used as the SCM Fund. All expenditures related to the construction, operation, maintenance and repair of the System are accounted for in the SCM Fund. The City is required to annually prepare audited financial statements of the SCM Fund.

         Revenues means all revenues of the SCM Fund and revenues otherwise attributable to the system, including, but not limited to, those revenues currently arising as a result of the imposition of sewer service charges, industrial waste surcharge and inspection fees, sewage disposal contract charges, sewerage facility charges and bonded sewer fees and all other income and receipts derived by the City from the ownership or operation of the system or arising from the system and including amounts attributable to extensions, additions and improvements to the system and all other amounts received by the City in payment for providing wastewater collection, treatment and/or disposal services; and all earnings received from the investment of the SCM Fund, the debt service fund, the reserve fund and the emergency fund; and all earnings received on the debt service funds and, if any, reserve funds created for subordinate bonds provided, however, that revenues shall not include:


                  any amount received from the levy or collection of taxes;

                  amounts received under contracts or agreements with governmental or private entities and designated for capital costs;

                  grants received from the United States of America, from the State of California or other political bodies;

                  earnings on the construction funds as defined in the subordinate general resolution and earnings on the construction funds as defined in the senior general resolution;

                  the proceeds of borrowings; and

                  proceeds of insurance.

SUBORDINATE PLEDGE OF REVENUES

         To secure the payment of all bonds issued pursuant to the terms of the subordinate general resolution, the City has pledged, placed a second lien upon and assigned to the owners of the bonds: (1) the revenues as defined in the subordinate general resolution; and (2) the revenues held in the SCM Fund including the earnings on such revenues. The City has previously pledged and assigned the revenues and granted a lien upon the revenues to secure all senior lien bonds, whenever issued, including senior lien bonds issued subsequent to the issuance of subordinate bonds (including the 2001 bonds). The pledge, assignment and lien on the revenues granted to secure the senior lien bonds is, in all respects, prior to the pledge, assignment and lien granted by the subordinate general resolution. The revenues, including revenues held in the SCM Fund and the earnings on such revenues, will be used first to pay the senior lien bonds as the same become due and make current deposits into the funds held pursuant to the senior general resolution before such revenues will be available to pay subordinate bonds. This pledge of and lien upon the revenues will be for the equal and proportionate benefit and security of all subordinate bonds issued under the terms of the subordinate general resolution, all of which, regardless of the time or times of their authentication and delivery or maturity, shall be of equal rank without preference, priority or distinction as to lien or otherwise. The pledge and lien granted by the subordinate general resolution will remain effective for so long as any bonds are outstanding thereunder. Amounts in the subordinate debt service fund and construction fund established for any series of the bonds are pledged to secure such bonds in accordance with the terms of the fifth supplemental resolution.

         In the resolution, the City represents and states that except for the pledge granted to secure the senior lien bonds, the City has not previously pledged the revenues or the SCM Fund nor created any lien thereon, and the City covenants that, until all the subordinate bonds issued under the provisions of the resolution and the interest thereon shall have been paid or are deemed to have been paid, it will not, except to the extent additional senior lien bonds are issued under the terms of the resolution, grant any prior or parity pledge of revenues of the SCM Fund, or create or permit to be created any charge or lien on the revenues ranking prior to or on a parity with the charge and lien which secures the bonds issued pursuant to the resolution. The City will not, by the provisions of the resolution, be restricted or limited in its ability to issue additional senior lien bonds, all of which shall rank prior to the bonds with respect to the pledge of, lien on and assignment of the revenues. The City may create or permit to be created a charge or lien on the revenues ranking junior and subordinate to the charge and lien which secures the bonds issued pursuant to the resolution.


                      THE STANDBY BOND PURCHASE AGREEMENTS

         The obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The obligations are not issued under an indenture or resolution. As of the date of this prospectus supplement, we have approximately $3.6 billion of obligations currently outstanding, including the obligations we are issuing under this prospectus supplement.

         Owners of the bonds will be entitled to the benefits and will be subject to the terms of the related standby bond purchase agreement. Under each standby bond purchase agreement, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the bonds. Our obligations under each standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the related series of the bonds and, for the period from the date of issuance of the bonds through and including October 31, 2002, the full amount of interest on that series of bonds at the rate of interest on such series for such period, and for the period after October 31, 2002, up to 34 days of interest on that series of bonds at an assumed rate of 12% per year.

TERMINATION EVENTS

         The scheduled expiration date of each standby bond purchase agreement is five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

         Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit such termination:

                  o nonpayment of any amount with respect to the bonds or of any commitment fees payable to us in respect of the standby bond purchase agreement when due;

                  o nonpayment of any other fees, or any other amount, when due in respect of the standby bond purchase agreement, if such failure to pay when due continues for three (3) business days;

                  o the failure by the City to have at all times a remarketing agent performing the duties contemplated by the supplemental resolution;

                  o the breach by the City of any covenant or agreement in the standby bond purchase agreement which is not remedied within 90 days after written notice has been received by the City from us;

                  o the occurrence and continuation of any default by the City in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness (including the bonds) issued, assumed or guaranteed by the City, which under the subordinate general resolution is senior to, or on parity with, the bonds;

                  o the City files a petition in voluntary bankruptcy for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

                  o a court of competent jurisdiction enters an order, judgment or decree declaring the City insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the City, or approving a petition filed against the City seeking reorganization of the City under any applicable law or statute of the United States of America or any state thereof, and the order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

                  o under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assumes custody or control of the City and the custody or control is not be terminated within (60) days from the date of assumption of the custody or control;

                  o any occurrrence of an event of default under the subordinate general resolution or the supplemental resolution;

                  o any action by the State of California materially impairing the power of the City to comply with the subordinate general resolution or the supplemental resolution or impairing any of our rights or remedies or those of Bondholders; or

                  o any material provision of the standby bond purchase agreement, the supplemental resolution or the bonds ceases for any reason whatsoever to be a valid and binding agreement of the City or the City contests the validity or enforceability of the standby bond purchase agreement, the supplemental resolution or the bonds.

         If a termination event occurs, we may deliver notice to the City, the trustee, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

         The obligations of the City are described in a separate disclosure document relating to the bonds.

                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

         In order to obtain funds to fulfill our obligations under the standby bond purchase agreements, we will enter into a standby loan agreement with GE Capital, under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on a date specified in the standby loan agreement, which will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date).

         The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our obligations under the standby bond purchase agreements. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

         GE Capital has the unilateral right at any time to assign its rights and obligations under the standby loan agreement to another standby lender unrelated to GE Capital, provided that the assignment does not result in a reduction in the credit rating of the obligations. This means that GE Capital will be released of all obligations and liabilities under any standby loan agreement which it has assigned. In the event of any assignment, you will not receive prior notice of the assignment nor will you have any additional rights with respect to the obligations or the bonds.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                                  Year Ended December 31,                                           Six Months
----------------------------------------------------------------------------------------------         Ended
      1996               1997               1998                1999                2000           June 30, 2001
----------------   ----------------   ----------------    ----------------    ----------------     -------------
      1.53               1.48               1.50                1.60                1.52                1.60


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

            WHERE YOU CAN FIND MORE INFORMATION REGARDING GE CAPITAL

         GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information which GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                INCORPORATION OF INFORMATION REGARDING GE CAPITAL

         The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

DOCUMENT                                         PERIOD
--------                                         ------
Annual Report on Form 10-K....................   Year ended December 31, 2000
Quarterly Reports on Form 10-Q................   Quarters ended March 31, 2001
                                                   and June 30, 2001


                                  LEGAL MATTERS

         The legality of the obligations has been passed upon by in-house counsel to Financial Guaranty Insurance Company, an affiliate of the company.

                                     EXPERTS

         The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A



                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE
                              (New York City time)

--------------------------------------------------------------------------------
|                          |                           |                       |
|                          |                           |                       |
|                          |                           |                       |
|                          |                           |                       |
|                          |                           |                       |
|                          |                           |                       |
----------       ---------------------        -------------------      ---------
11:30 a.m.             11:45 a.m.                  2:15 p.m.           2:30 p.m.
   [1]                    [2]                         [3]                 [4]


1. The paying agent will give immediate telephonic notice, in any event not later than 11:30 a.m. on the purchase date, to FGIC-SPI specifying the aggregate principal amount of bonds to be purchased by FGIC-SPI on the purchase date.

2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

3. No later than 2:15 p.m. on each purchase date, GE Capital will make available the amount of borrowing requested.

4. FGIC-SPI purchases bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the purchase date.

                                 $1,000,000,000

                         PRINCIPAL AMOUNT PLUS INTEREST

                         LIQUIDITY FACILITY OBLIGATIONS

                                       OF

                         FGIC SECURITIES PURCHASE, INC.

         FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

         Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

         We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





The date of this Prospectus is September 19, 2001

         We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and this Prospectus may not be reproduced or used, in whole or in part, for any other purposes.

         The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001, heretofore filed with the Commission pursuant to Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Obligations covered by this Prospectus have been sold.

         You may request a copy of these filings, at no cost, as follows:
Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

         You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

                                     SUMMARY

         The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that the securities cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

         The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified linked rate minus the fee charged by the Company for the liquidity facility. The owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

         If an Owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such Owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such INFLO Owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the Owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking Owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs Owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

         Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

         The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of the Company under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

         The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                   THE COMPANY

         The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

         Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities, issued by municipal authorities or other issuers, through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

         The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                            THE LIQUIDITY FACILITIES

         The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

         Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable liquidity facility as specified in the applicable Prospectus Supplement. Pursuant to the Liquidity Facilities, the Company will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such liquidity facility relates. The obligation of the Company under each liquidity facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                           THE STANDBY LOAN AGREEMENT

         In order to obtain funds to fulfill our obligations under the liquidity facilities, we will enter into one or more standby loan agreements with one or more standby lenders under which the standby lenders will be irrevocably obligated to loan funds to us as needed to purchase the securities to which the applicable liquidity facility relates. Each standby loan agreement will have the terms set forth in the applicable prospectus supplement. We anticipate that each loan under a standby loan agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Securities. If stated in the applicable prospectus supplement, the standby lender may have the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement subject only to confirmation from the applicable rating agency or rating agencies that the assignment will not result in a lower credit rating on the obligations. We do not anticipate that a standby lender will guarantee the Securities to which its standby loan agreement relates or our obligation under any standby purchase agreement. Standby lenders will be identified in the appropriate prospectus supplement.

                              PLAN OF DISTRIBUTION

         The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                     EXPERTS

         The financial statements of FGIC Securities Purchase, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in the Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

                                TABLE OF CONTENTS

                                              Page

PROSPECTUS SUPPLEMENT
INTRODUCTION...................................S-1

DESCRIPTION OF THE BONDS.......................S-1

REDEMPTION OF THE BONDS........................S-8

TENDER AND PURCHASE OF THE BONDS..............S-12

BOOK-ENTRY SYSTEM.............................S-16

SECURITY FOR THE BONDS........................S-18

THE STANDBY BOND PURCHASE AGREEMENTS..........S-19

THE STANDBY LOAN AGREEMENT; GE CAPITAL........S-20

LEGAL MATTERS.................................S-22

EXPERTS.......................................S-22


PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION..............2

INCORPORATION BY REFERENCE.......................2

SUMMARY..........................................3

THE COMPANY......................................4

THE LIQUIDITY FACILITIES.........................4

THE STANDBY LOAN AGREEMENT.......................4

PLAN OF DISTRIBUTION.............................5

EXPERTS..........................................5

================================================================================



================================================================================

                                  $308,600,000

                         principal amount, plus interest



                         LIQUIDITY FACILITY OBLIGATIONS



                                    issued by



                                 FGIC Securities
                                 Purchase, Inc.

                                  in support of

                    The City of Los Angeles Wastewater System
                            Subordinate Revenue Bonds
                             Variable Rate Refunding
                          Series 2001-A, Series 2001-B,
                         Series 2001-C and Series 2001-D

                              PROSPECTUS SUPPLEMENT

                                October 29, 2001

================================================================================